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Household Finance Corporation
Household Revolving Home Equity Loan
Revolving Home Equity Loan Asset Backed
Certificates - Series 1996-1
P & S Agreement Date:              May 1, 1996
Original Settlement Date:         May 23, 1996
Series Number of Class A-1 Certificates: 441919AJ6

Original Sale Balance: $819,278,000





                                               Sum of 1/20/99 - 12/21/99
1999 AGGREGATE PAYMENTS                          Distribution Dates

Distribution Date                               Total 1999 (1)


Class A-1 Interest Distributed                     15,697,752.24

Investor Principal Distribution A-1               124,350,941.20


(1) These amounts represent cash distributions paid by the trust during the 1999 calendar year.
      As such, they do not represent the
economic accrual of interest for tax purposes.



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